Exhibit 99.1

CONTACT:

GTC Biotherapeutics, Inc.

John B. Green

Senior Vice President & Chief Financial Officer

(508) 370-5279 or jack.green@gtc-bio.com

GTC BIOTHERAPEUTICS REPORTS FOURTH QUARTER AND FISCAL YEAR

END 2009 FINANCIAL RESULTS

FRAMINGHAM, MA – March 12, 2010 — GTC Biotherapeutics, Inc. (“GTC”, NASDAQ: GTCB) today reported its financial results for the fourth quarter and fiscal year ended January 3, 2010. The total net loss for the fourth quarter was $1.7 million, or $0.09 per share, compared with $6.2 million, or $0.60 per share, for the fourth quarter of 2008. The total net loss for 2009 was $27.9 million, or $2.18 per share, compared to $22.7 million, or $2.31 per share, for 2008.

“GTC has maintained strong progress in its core programs in recombinant plasma proteins and follow on biologics”, stated Geoffrey Cox, Ph.D., Chairman, President and CEO of GTC Biotherapeutics. “We are now on the threshold of bringing two additional programs into clinical development, rhFVIIa and rhAFP, both of which address large market opportunities”.

Cash Position

Cash at January 3, 2010 totaled $3.8 million, a $7.8 million decrease compared to $11.6 million at December 28, 2008. Last month, GTC obtained an aggregate of $7 million of new funding from LFB Biotechnologies (LFB) in the form of a 4%, 36-month term loan with a single payment of principal and interest at maturity. With this new funding from LFB and anticipated receipts from existing partnering agreements, GTC projects that its cash resources will be sufficient to support its operations to the end of the second quarter of 2010, exclusive of future cash proceeds from potential new partnering agreements.

Significant product development events for 2009 and outlook for 2010

Factor VIIa

GTC, together with its collaboration partner LFB, has established the transgenic rabbit production system for its rhFVIIa program and initiated the production of clinical lots to support the IND filing and subsequent clinical program. Following discussions with the FDA,

GTC plans to file an IND in April, with the objective of initiating a Phase I study in the 2nd quarter of 2010. This is planned to be a safety, pharmacokinetic and pharmacodynamic study in comparison with NovoSeven®, in normal healthy volunteers. On the basis of current plans, GTC expects to have results from this study in the fourth quarter of 2010.

Alpha-Fetoprotein (AFP)

GTC in-licensed the AFP program in the middle of 2009. GTC has established a herd of transgenic goats that produce this product in significant quantities. Animal model tests are currently being conducted that are considered to be predictive for efficacy in autoimmune diseases such as myasthenia gravis and multiple sclerosis. GTC’s plan is to initiate a Phase II study in myasthenia gravis in the second half of 2010 once a partnering arrangement has been obtained.

ATryn®

Following approval of ATryn® by the FDA, Lundbeck, Inc. (Lundbeck), formerly Ovation Pharmaceuticals, Inc., launched ATryn® in the USA in May 2009. Lundbeck continues its commercialization of ATryn® in the hereditary deficiency indication. In addition, GTC is collaborating with Lundbeck to develop a protocol for a pivotal study of patients with acquired antithrombin deficiency who are undergoing cardiac surgery. GTC aims to initiate a clinical trial in this indication in the second half of 2010.

In Europe, GTC is seeking to establish an alternative partnering arrangement for the commercialization and further development of ATryn® following the termination of GTC’s contract with LEO Pharma (LEO). At this time there is no final decision in the LEO arbitration proceedings which GTC initiated with the International Chamber of Commerce.

Monoclonal Antibodies and Follow-on Biologics

GTC, together with its collaboration partner LFB, has established transgenic goat production systems for the production of TG20, a monoclonal antibody that targets CD20. TG20, which is not identical to Rituximab (Rituxan®), has demonstrated in in-vitro studies that it has an approximately 10-fold greater antibody dependent cell-mediated cytotoxicity (ADCC) than Rituximab. This may translate into improved efficacy or reduced dosage in hematologic malignancies. GTC is seeking a partner to support its share of the commercialization and clinical development of TG20.

GTC has established production animals which express Trastuzumab (Herceptin®) in their milk, and this protein is currently being characterized. GTC is also developing transgenic animals for the production of Adalimumab (Humira®), and, together with our collaboration partner AgResearch in New Zealand, transgenic animals for the production of Cetuximab (Erbitux®). For each of these products we will be seeking partners to support further clinical development and commercialization.

This portfolio of product candidates addresses markets with total annual sales currently in excess of $16 billion. For our product candidates addressing oncology indications, the natural glycosylation of the transgenic production system may provide advantages in ADCC. GTC plans to characterize each of these proteins as they become available and to initiate non-clinical studies in support of future partnering activities.

Other Financial Results

Revenues were approximately $1.2 million for the current quarter, compared to approximately $1.0 million for the fourth quarter of 2008. Fourth quarter revenues for 2009 were primarily from the sale of ATryn® product to Lundbeck. The revenues for the fourth quarter 2008 were primarily from GTC’s program with PharmAthene for services provided for their Protexia® program. Revenues for the year 2009 totaled $2.8 million compared to $16.7 million for 2008. The 2009 revenues were primarily due to the sale of ATryn® product to Lundbeck and services provided to PharmAthene for their Protexia® program. Revenues for 2008 were primarily due to the sale of ATryn® product to LEO, our former marketing partner in the EU, as well as revenue derived from the PharmAthene program and from the completion of GTC’s production program for Merrimack Pharmaceuticals for their MM-093 product (AFP).

Costs of revenue and operating expenses were $8.7 million for the current quarter, compared to $8.4 million for the fourth quarter 2008. For the year, costs of revenue and operating expenses were $39.1 million for 2009, compared to $39.9 million for 2008. The reduction in headcount that GTC implemented in the fourth quarter of 2009, together with other expense reductions, is expected to produce approximately $6 million in expense savings for 2010.

Cost of revenue was $1.1 million for the current quarter, compared to $582,000 for the fourth quarter 2008. For the year, cost of revenue was $2.3 million for 2009, compared to $8.6 million for 2008, a $6.4 million reduction reflecting the timing of ATryn® shipments to LEO as well as higher level of activities on both the PharmAthene and Merrimack programs during 2008.

Research and development expenses were $4.5 million for the current quarter compared to $5.3 million for the fourth quarter of 2008. For the year, research and development expenses totaled $25.4 million for 2009 compared to $21.0 million for 2008, an increase of $4.4 million. The increase in the comparison year over year was primarily due to the impact of LFB fully funding GTC’s portion of the joint venture programs in 2008 while GTC funded the majority of its share of the program expenses in 2009. The change also reflects an increase of $2 million in the allocation of internal resources to the development of the follow-on biologic programs, a $1.2 million non-cash expense in 2009 associated with in-licensing AFP partially offset by lower regulatory and manufacturing expenses in the ATryn® program.

Selling, general and administrative expenses (“SG&A”) were $3.2 million for the current quarter compared to $2.5 million for the fourth quarter of 2008. For the year, SG&A expenses totaled $11.4 million, an increase of $1.2 million compared to 2008. The increase year over year was primarily due to an increase in legal costs associated with the arbitration proceedings with LEO and an increase in consulting expenses for partnering and financing efforts.

Net other income increased from $1.2 million for the fourth quarter of 2008 to $6.6 million for the fourth quarter of 2009. For the year, net other income increased from $542,000 for 2008 to $9.3 million for 2009. These increases were driven primarily by non-cash mark-to-market adjustments associated with the convertible preferred stock issued in the July 2009 financing with LFB.

For comparison purposes, the per share results mentioned above for all periods reflect the 1 for 10 reverse stock split effected in May 2009. On this basis, the weighted average number of shares outstanding increased from 10.3 million shares in the fourth quarter 2008 to 19.3 million shares in the fourth quarter 2009. For the full year, the weighted average number of shares outstanding increased from 9.8 million shares in 2008 to 12.8 million shares in 2009. GTC had approximately 30.4 million common shares outstanding as of March 1, 2010.

Transfer to Over-The-Counter Bulletin Board (OTCBB)

GTC does not expect to regain compliance with the minimum $35 million market value of listed securities requirement for continued listing under the NASDAQ Listing Rules by the March 16, 2010 deadline established by the NASDAQ Listing Qualifications Panel. Accordingly, GTC expects that its common stock will cease to be listed on the NASDAQ Capital Market on or after March 18, 2010. GTC is making plans to have trading in its common stock transferred to the Over-the-Counter Bulletin Board (“OTCBB”), an electronic quotation service operated by the Financial Industry Regulatory Authority (“FINRA”). In that regard, GTC has been advised by a market maker that it has filed the necessary application to quote GTC’s common stock with FINRA, and that it is awaiting clearance from FINRA. As a result, it is expected that trading in GTC’s common stock on the OTCBB will begin when GTC’s shares are no longer listed on NASDAQ. The symbol for GTC’s common stock will remain GTCB; however, in some systems investors will be required to enter GTCB.OB to obtain a quote.

Conference Call Information

GTC Biotherapeutics will discuss these results and its business outlook in a web cast conference call at 10:00 a.m. (Eastern) today. The dial-in number from inside the United States is 1-877-407-0778. The dial-in number from outside the United States is 1-201-689-8565.

The webcast may be found at www.gtc-bio.com.

About GTC Biotherapeutics

GTC Biotherapeutics develops, supplies and commercializes therapeutic proteins produced through transgenic animal technology. ATryn®, GTC’s recombinant human antithrombin, has been approved for use in the United States and Europe. ATryn® is the first and only therapeutic product produced in transgenic animals to be approved anywhere in the world.

In addition to ATryn®, GTC is developing a portfolio of recombinant human plasma proteins with known therapeutic properties. These proteins include recombinant forms of human coagulation Factors VIIa and IX, which are being developed for the treatment of patients with hemophilia, and recombinant alpha-fetoprotein, which is being developed for the treatment of myasthenia gravis and multiple sclerosis.

GTC’s intellectual property includes a patent in the United States through 2021 for the production of any therapeutic protein in the milk of any transgenic mammal. GTC’s transgenic production platform is particularly well suited to enable cost effective development of proteins that are difficult to express in traditional recombinant production systems as well as proteins that are required in large volumes. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the prospects for initiation of clinical studies in the Factor VIIa and AFP programs and for additional indications in the ATryn® program, as well as projections regarding the impact of cost-saving measures and GTC’s projected cash runway. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K, as updated or supplemented from time to time by those risks and uncertainties included in its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that GTC will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs and through additional equity financings. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

ATryn® is a registered trademark of GTC Biotherapeutics, Inc.

Erbitux® is a registered trademark of ImClone LLC.

Humira® is a registered trademark of Abbott Laboratories.

Herceptin® and Rituxan® are registered trademarks of Genentech, Inc.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Year ended
	January 3, 2010	December 28, 2008	January 3, 2010	December 28, 2008
Revenue
Service revenue	$199	$980	$954	$12,185
Product revenue	1,025	63	1,872	4,471

	1,224	1,043	2,826	16,656

Costs of revenue and operating expenses:
Cost of service revenue	206	582	1,081	4,453
Cost of product revenue	861	—	1,175	4,171
Research and development, net of related party reimbursements	4,503	5,309	25,417	21,031
Selling, general and administrative	3,162	2,505	11,407	10,208

	8,732	8,396	39,080	39,863

Loss from operations	$(7,508)	$(7,353)	$(36,254)	$(23,207)

Other income:	6,575	1,185	9,301	542

Net Loss	$(933)	$(6,168)	$(26,953)	$(22,665)

Dividends/accretion on redeemable convertible preferred stock	(756)	—	(900)	—

Net loss attributable to common shareholders	$(1,689)	$(6,168)	$(27,853)	$(22,665)

Net loss per common share (basic and diluted)	$(0.09)	$(0.60)	$(2.18)	$(2.31)

Weighted average number of shares outstanding (basic and diluted)	19,280	10,292	12,778	9,820

	January 3, 2010	December 28, 2008
Cash and marketable securities	$3,816	$11,643
Other current assets	3,615	2,112
Property and equipment, (net)	12,456	13,396
Other assets	6,113	13,252

Total assets	$26,000	$40,403

Current liabilities	$16,641	$15,369
Short-term deferred contract revenue	6,875	688
Long-term deferred contract revenue	8,173	9,180
Long-term debt	16,758	19,269
Other liabilities	37	20
Redeemable convertible preferred stock and shareholders’ deficit	(22,484)	(4,123)

Total liabilities, redeemable convertible preferred stock and shareholders’ deficit	$26,000	$40,403